Exhibit 99

FOR IMMEDIATE RELEASE

SAN MARCOS, Texas – August 12, 2004

Media contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035 or 619-6742
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE SECOND QUARTER ENDING JUNE 30, 2004

Highlights for the Quarter:

•	Grande reached 40% customer penetration and 80% connection penetration

•	Revenues from bundled high-speed Internet, local and long-distance telephone and cable television services grew by 5% from Q1 2004 to Q2 2004

•	Grande launched its Enterprise Services Business, focusing on medium to large business customers

•	Second quarter 2004 EBITDA increased to $5.8 million

Grande reported operating revenue of $45.8 million for the second quarter ending June 30, 2004, an increase of 10% from $41.7 million in the first quarter ending March 31, 2004. Growth in revenue was driven, in part, by continued strong growth in Grande’s bundled cable television, telephone and broadband Internet offerings.

“Grande’s bundled service offering remains strong, especially looking at our customer penetration of more than 40% and our broadband internet penetration at an industry-leading 61% of cable television connections,” said Grande Vice Chairman and CEO William E. Morrow.

Operating revenue for the second quarter ending June 30, 2004 for Internet, phone and cable services was $29.1 million, an increase of 5% from $27.6 million for the first quarter ending March 31, 2004. The quarter over quarter increase was primarily due to growth in the number of connections from 219,744 as of March 31, 2004 to 230,638 as of June 30, 2004, and to a much lesser extent from rate increases. Net loss for the company improved to $12.4 million for the quarter ending June 30, 2004 from $13.4 million for the quarter ending March 31, 2004.

Detailed operating metrics follow:

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
Operating Data:
Marketable homes passed (1)	199,348	212,983	277,399	280,959	288,258
Customers (2)	64,123	69,085	102,740	110,790	115,275
Customer penetration	32.2%	32.4%	37.0%	39.4%	40.0%
Average monthly revenue per customer (3)	$78.41	$78.41	$84.60	$87.14	$85.75
Number of connections
Cable television	49,606	53,970	71,855	75,255	78,244
Telephone	54,768	58,795	97,288	101,347	104,954
Broadband Internet	23,460	27,732	38,450	43,142	47,440

Total connections (4)	127,834	140,497	207,593	219,744	230,638
Connection Penetration
Cable television	24.9%	25.3%	25.9%	26.8%	27.1%
Telephone	27.5%	27.6%	35.1%	36.1%	36.4%
Broadband Internet	11.8%	13.0%	13.9%	15.4%	16.5%

Total connection penetration	64.1%	66.0%	74.8%	78.2%	80.0%
Average monthly revenue per connection
Cable television	$45.26	$45.16	$44.20	$46.03	$46.59
Telephone	36.55	36.41	41.66	44.12	43.86
Broadband Internet	33.63	33.30	37.49	35.94	35.49

(1)	Marketable homes passed increased by 3,560 from December 31, 2003 to March 31, 2004, although the company constructed 5,914 new marketable homes in the same period. The 2,354 difference arose from a first quarter 2004 database clean-up on legacy information from acquisitions completed in 2003.
(2)	Grande acquired Advantex on October 27, 2003, which had approximately 30,000 customers. Customers increased by 8,050 from December 31, 2003 to March 31, 2004, although the company completed a database clean-up on legacy information from acquisitions completed in 2003 that resulted in an upward adjustment in the customer count, resulting in 1,900 additional previously uncounted customers in the quarter ending March 31, 2004.
(3)	If the 1,900 customer adjustment discussed in footnote (2) had occurred in December 2003 the average monthly revenue per connection would have been $85.50 for the quarter ended March 31, 2004.
(4)	Total connections include a decrease of approximately 1,500 connections in the Advantex market that occurred in the first quarter related to database clean-up.

Grande views its service delivery capability by product line and formally launched an enterprise services product line this quarter to medium and large businesses. Grande has positioned its network since inception for this product launch and has been focused on building strong brand recognition in the communities it serves before specifically focusing on this attractive market segment.

“Recent strides made in the enterprise services product line have been a natural leverage of Grande’s fiber networks, brand and back-office systems,” said Morrow.

Operating revenues for Grande’s broadband transport services for the quarter ending June 30, 2004 were $2.4 million, decreasing from $2.9 million in the first quarter ending March 31, 2004, as less construction revenue was recorded in the second quarter. Excluding construction revenue, recurring broadband transport revenue would have been $2.2 million in the second quarter compared to $2.1 million in the first quarter. Revenues from network services, increased from $11.1 million in the first quarter ending March 31, 2004 to $14.3 million in the second quarter ending June 30, 2004. Growth in network services revenue was due to new customer growth and new traffic with existing customers, and a $2.5 million payment related to the settlement of the MCI agreement. We do not expect to receive any further revenue from MCI under that agreement.

Grande’s cost of revenues for the second quarter ending June 30, 2004 was $16.1 million, decreasing from $16.4 million in the first quarter ending March 31, 2004. The decrease in the cost of revenues is primarily due to decreasing costs related to the network services product line and having less lower margin construction projects in the broadband transport services product line in the second quarter. Cost of revenues decreased as a percentage of revenues from 39% in the quarter ending March 31, 2004 to 35% in the quarter ending June 30, 2004.

Grande’s gross margin for both quarters ending June 30, 2004 and March 31, 2004 for the bundled Internet, telephone and cable services was 73%. For broadband transport services, the gross margin for the quarter ending June 30, 2004 was 86%, compared to 76% in the quarter ending March 31, 2004. Network services gross margin for the second quarter ending June 30, 2004 was 46% versus 26% for the first quarter ending March 31, 2004. Network services gross margin in the second quarter ending June 30, 2004 was lifted by the MCI settlement.

EBITDA/Adjusted EBITDA was $5.8 million and $2.8 million for the quarters ending June 30, 2004 and March 31, 2004, respectively. EBITDA/Adjusted EBITDA in the second quarter ending June 30, 2004 was positively impacted by the MCI settlement, which was approximately $2.0 million and negatively affected by the completion of the transition of billing systems and other integration work in the Advantex market. Net loss was $12.4 million and $13.4 million for the quarters ending June 30, 2004 and March 31, 2004, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(Dollars in thousands)		(Dollars in thousands)
Net loss as reported	$(10,835)	$(12,391)	$(19,121)	$(25,821)
Add back non-EBITDA/Adjusted EBITDA items included in net loss:
Interest income	(18)	(286)	(59)	(351)
Interest expense	565	4,549	921	5,826
Taxes	195	195	390	392
Depreciation and amortization	15,210	13,710	27,305	26,425

EBITDA	5,117	5,777	9,436	6,471
Loss on extinguishment of debt	0	0	0	2,145

Adjusted EBITDA	$5,117	$5,777	$9,436	$8,616

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of our senior credit facility following the completion of our senior notes offering. We believe this expense is analogous to amortization and interest expense, and therefore we believe it is more useful to show EBITDA net of this one-time amount because we believe it is a better measure of our operating performance and is more comparable to prior periods. However, because of the nature of the charge, we are referring to our EBITDA in 2004 net of the charge as “Adjusted EBITDA.”

CapEx for the quarter ending June 30, 2004 was $13.8 million, and $0.9 million of this was related to capitalized interest. Grande spent about 33% of our CapEx on construction of 7,299 new marketable homes passed. The remainder was success based related to growing our customer base across all of our product lines.

Grande ended the second quarter with $81.1 million of cash. Grande’s cash balance increased from the year-end balance of $42.2 million based upon the March 23, 2004 close of the $136 million debt financing and subsequent repayment of $64.8 million under the 2001 credit facility.

Grande continues to expect positive trends in the business. EBITDA/Adjusted EBITDA is expected to be near $20 million for the entire 2004 fiscal year. Grande also anticipates spending $47 million to $49 million on capital expenditures, excluding capitalized interest, for the year. Approximately 43% of that amount should relate to passing new marketable homes. Cash is expected to be approximately $60 million at year-end December 31, 2004.

GRANDE COMMUNICATIONS HOLDINGS, INC. WILL HOLD A CONFERENCE CALL TODAY, THURSDAY, AUGUST 12, 2004 AT 11 A.M. CDT (NOON EDT) TO DISCUSS EARNINGS FOR THE THREE MONTHS ENDING JUNE 30, 2004. GRANDE VICE CHAIRMAN AND CEO WILLIAM E. MORROW AND GRANDE CHIEF FINANCIAL OFFICER MICHAEL L. WILFLEY WILL HOST THE CONFERENCE CALL AT (800) 795-1259. THE CONFERENCE ID# IS: “7GRANDE.” A RECORDING OF THE CALL WILL BE AVAILABLE AT (888) 276-5318 UNTIL THE END OF THE DAY OF WEDNESDAY, AUGUST 18, 2004.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers cable television, telephone, and broadband Internet services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO GRANDE OPERATIONS THAT ARE BASED ON ITS CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS “EXPECTS,” “INTENDS,” “PLANS,” “PROJECTS,” “BELIEVES,” “ESTIMATES,” AND

SIMILAR EXPRESSIONS ARE USED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT AND COULD CAUSE ACTUAL RESULTS AND OUTCOMES TO BE MATERIALLY DIFFERENT. FORWARD-LOOKING STATEMENTS ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE. ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECASTED IN THESE FORWARD-LOOKING STATEMENTS. AS A RESULT, THESE STATEMENTS SPEAK ONLY AS OF THE DATE THEY WERE MADE AND GRANDE UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. GRANDE’S ACTUAL RESULTS MAY DIFFER FROM THE FORWARD-LOOKING STATEMENTS FOR MANY REASONS.

GRANDE’S FINANCIAL STATEMENTS

GRANDE COMMUNICATIONS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share data)

	Three Months Ending June 30,		Six Months Ending June 30,
	2003	2004	2003	2004
Operating revenues	$47,936	$45,815	$91,275	$87,502
Operating expenses:
Direct costs	23,328	16,099	43,828	32,529
Selling, general and administrative	19,690	24,150	38,402	46,781
Depreciation and amortization	15,210	13,710	27,305	26,425

Total operating expenses	58,228	53,959	109,535	105,735

Operating loss	(10,292)	(8,144)	(18,260)	(18,233)
Other income (expense):
Interest income	18	286	59	351
Interest expense	(565)	(4,549)	(921)	(5,826)
Gain on disposal of assets	4	16	1	32
Loss on extinguishment of debt	0	0	0	(2,145)

Total other income (expense)	(543)	(4,247)	(861)	(7,588)

Net loss attributable to common shareholders	$(10,835)	$(12,391)	$(19,121)	$(25,821)

Basic and diluted net loss per share attributable to common shareholders	$(0.93)	$(1.01)	$(1.64)	$(2.13)

Basic and diluted weighted average number of common shares outstanding	11,692,110	12,317,169	11,685,056	12,144,260

GRANDE COMMUNICATIONS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2003	June 30, 2004
		(unaudited)
Assets

Current assets:
Cash and cash equivalents	$42,246	$81,058
Accounts receivable, net	16,825	18,818
Prepaid expenses and other current assets	5,967	4,101

Total current assets	65,038	103,977
Property and equipment, net	298,197	301,367
Goodwill	134,983	135,723
Other intangible assets, net	10,463	8,020
Other assets	8,010	14,652

Total assets	$516,691	$563,739

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$14,947	$13,090
Accrued expenses	15,794	20,977
Note payable	63	0
Deferred revenue	4,263	3,998
Current portion of capital lease obligations	429	482

Total current liabilities	35,496	38,547
Deferred revenue	4,443	4,352
Capital lease obligations, net of current portion	12,723	13,918
Long term debt	61,859	127,807
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	12	13
Additional paid-in capital	505,497	508,262
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(103,775)	(129,596)

Total stockholders’ equity	402,170	379,115

Total liabilities and stockholders’ equity	$516,691	$563,739